Thor Announces Preliminary Sales For Second Quarter; Improved Backlog

JACKSON CENTER, Ohio, Feb. 4, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced preliminary sales, backlog and cash, cash equivalents and investments for the second quarter and six months ended January 31, 2013.

Preliminary consolidated sales in the second quarter were $741.4 million, up 24.2% from $597.0 million in the second quarter last year. RV sales were $636.1 million, up 27.0% from $501.0 million in last year's second quarter. Towable RV sales for the second quarter were $522.4 million, up 17.6% from $444.2 million in the second quarter of fiscal 2012. Motorized RV sales in the second quarter more than doubled to $113.7 million from $56.8 million in the same quarter a year ago. Bus sales were $105.3 million, up 9.7% from $96.0 million in the second quarter last year.

For the six months ended January 31, 2013, preliminary consolidated sales were $1.62 billion, up 27.6% from $1.27 billion last year. RV sales were $1.40 billion, up 32.1% from $1.06 billion last year. Towable RV sales for the six months were $1.16 billion, up 23.0% from $943.3 million last year. Motorized RV sales rose to $235.9 million from $119.3 million last year. Bus sales were $219.5 million, up 5.9% from $207.3 million last year.

Cash, cash equivalents and investments on January 31, 2013 were $107.2 million. The decrease in cash balances was due in large part to the payment of the $1.50 per share special dividend declared by the Board and paid in December 2012.

Consolidated backlog on January 31, 2013 was $822.0 million, up 27.1% from $646.9 million last year. RV backlog was $616.6 million, up 49.4% from $412.8 million at the end of the second quarter of fiscal 2012. Towable RV backlog increased 25.2% to $375.4 million from $299.9 million at the end of the second quarter of fiscal 2012. Motorized RV backlog more than doubled to $241.2 million from $112.9 million at the end of the second quarter of fiscal 2012. Bus backlog was $205.4 million, compared to $234.1 million at the end of the second quarter of fiscal 2012.

"Thor achieved solid gains in revenue for the second quarter ending January 31, 2013 as the momentum of our RV products introduced in the fall continued at Louisville in late November. Indications from the early RV retail shows have been very positive, with increased traffic and higher sales levels, reflecting continued strength in our industry," said Peter B. Orthwein, Thor Chairman & CEO. "Despite the improvements in RV sales, the overall environment in the towables market remains very competitive, and elevated levels of incentives associated with orders placed at the fall Open House are reflected in our sales and our second-quarter operating results that we expect to report on March 7. In addition, the bus business continued to be characterized by aggressive competition during the second quarter," he added.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles and is a major builder of commercial buses and ambulances.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended October 31, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

CONTACT: Peter B. Orthwein or Jeffery A. Tryka, CFA, +1-574-970-7912